Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 pertaining to the Edgewater Bank 401(k) Plan (File No. 333-194011) of our report dated March 28, 2014, on our audits of the consolidated financial statements of Edgewater Bancorp, Inc. as of and for the years ended December 31, 2013 and 2012, which report is included in this Annual Report on Form 10-K.

BKD, LLP

Fort Wayne, Indiana

March 28, 2014